Exhibit 99.1

Adverum Reports Second Quarter 2021 Results

REDWOOD CITY, Calif., August 5, 2021 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage gene therapy company targeting unmet medical needs in ocular and rare diseases, today reported financial results for the second quarter ended June 30, 2021.

“Adverum has an experienced team and is well capitalized to execute our current plans to prioritize the development of ADVM-022 in wet age-related macular degeneration,” said Laurent Fischer, M.D., president and chief executive officer at Adverum Biotechnologies. “Based on our current focus and timelines, we are able to extend our cash runway into 2024. The long-term data from OPTIC in patients with wet AMD show the potential for the low dose of ADVM-022 to offer durable, disease-modifying treatment following a single, in-office intravitreal injection. The current standard of care for wet AMD requires frequent anti-VEGF injections in the eye, which are a burden for patients, caregivers, and healthcare systems and make access challenging for many patients. Our team is committed to patient safety and moving forward with the best possible path to deliver ADVM-022 to patients with wet AMD, and potentially delivering a durable new treatment alternative to frequent injections for these patients in the future.”

Recent Developments
•At the Association for Research in Vision and Ophthalmology (ARVO) meeting in May, long-term OPTIC clinical data (n=30, March 10, 2021 data cut) were presented demonstrating the potential of ADVM-022 to greatly reduce the anti-VEGF intravitreal (IVT) injection burden for patients with wet AMD. Data demonstrated long-term durability and maintained efficacy with a majority of patients free of supplemental injection following a single, in-office IVT injection of ADVM-022 in difficult-to-treat patients with wet AMD.
•Adverum is no longer planning to develop ADVM-022 for diabetic macular edema (DME) or at the high dose (6 x 10^11 vg/eye). No similar clinically-relevant events like the dose-limiting toxicity (DLT) at the high dose in DME patients have been observed to date in patients with wet AMD, and patients in OPTIC have reached a follow-up period of between 1 and 2.5 years post treatment.
•Adverum is in active discussions to sublease the company’s 174,000-square-foot Good Manufacturing Practices (GMP) commercial manufacturing facility in Research Triangle Park, NC. Adverum will leverage its contract manufacturing organization (CMO) partners for ongoing supply of ADVM-022.

Anticipated Milestones for ADVM-022:
•Plan to present long-term OPTIC data in wet AMD in 2H21, including 52-week data from Cohort 4 (high dose of 6 x 10^11 vg/eye with steroid eye drop prophylaxis, n=9), at a medical conference
•Plan to present INFINITY data in DME in 2H21 at a medical conference

•Plan to complete data analysis by YE21 to develop a protocol and seek investigator and regulatory feedback on a Phase 2 clinical trial in wet AMD to evaluate low doses (2 x 10^11 vg/eye and lower) of ADVM-022 and alternative prophylactic regimens

Financial Results for the Three Months Ended June 30, 2021
•Cash, cash equivalents and short-term investments were $363.8 million as of June 30, 2021, compared to $404.0 million as of March 31, 2021. Adverum expects this quarter-end cash position to fund operations into 2024, 18 months beyond prior guidance of mid-2022. Adverum’s cash runway extension is based on current development and manufacturing plans for ADVM-022, including conducting a Phase 2 trial instead of two Phase 3 trials in wet AMD, not pursuing future development in DME, and continuing to utilize contract CMO partners in lieu of establishing a GMP commercial manufacturing facility.
•Research and development expenses were $22.6 million for the three months ended June 30, 2021, compared to $19.2 million for the same period in 2020. Research and development expenses increased primarily due to higher personnel-associated costs, rent expense, clinical trial expenses, consultant and contractor fees, and laboratory costs, partially offset by decreased material production costs. Stock-based compensation expense included in research and development expenses was $2.6 million for the second quarter of 2021, compared to $1.7 million for the same period in 2020.
•General and administrative expenses were $21.9 million for the three months ended June 30, 2021, compared to $10.6 million for the same period in 2020. General and administrative expenses increased primarily due to higher professional services costs, including proxy related fees, personnel-associated costs, and rent for new leases commenced in the second quarter of 2021. Stock-based compensation expense included in general and administrative expenses was $5.7 million for the second quarter of 2021, compared to $3.1 million for the same period in 2020.
•Net loss was $44.3 million, or $0.45 per basic and diluted share, for the three months ended June 30, 2021, compared to $29.2 million, or $0.36 per basic and diluted share, for the same period in 2020.

About Adverum Biotechnologies
Adverum Biotechnologies (Nasdaq: ADVM) is a clinical-stage gene therapy company targeting unmet medical needs in serious ocular and rare diseases. Adverum is evaluating its novel gene therapy candidate, ADVM-022, as a one-time, intravitreal injection for the treatment of patients with wet age-related macular degeneration. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding the events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the expected current cash runway into 2024, and the statements under the caption “Anticipated Milestones for ADVM-022.” Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the time and cost of product candidate development and obtaining regulatory approval; the results of early clinical trials not always being predictive of future results; and the potential for Adverum’s recent announcement of a dose-limiting toxicity at the high dose in DME patients in our INFINITY trial, and any future complications or side effects in connection with use of ADVM-022, to delay or prevent regulatory advancement or approval for ADVM-022. Risks and uncertainties facing Adverum are described more fully in Adverum’s Annual Report on Form 10-K for the year ended December 31, 2020, Adverum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and any subsequent filings with the SEC, especially under the heading “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Inquiries
Amy Figueroa, CFA
Vice President, Investor Relations and Corporate Communications
Adverum
E: afigueroa@adverum.com
T: 650- 649-1257

Media Inquiries
Andrea Cohen
Sam Brown Inc.
E: andreacohen@sambrown.com
T: 917-209-7163

Adverum Biotechnologies, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30 2021 (Unaudited)	December 31 2020 (1)
Assets		
Current assets:		
Cash and cash equivalents	$ 47,299	$ 62,424
Short-term investments	316,544	367,305
Lease incentive receivables	16,196	-
Prepaid expenses and other current assets	6,233	4,709
Total current assets	386,272	434,438
Property and equipment, net	31,589	27,725
Operating lease right-of-use asset	101,876	19,376
Restricted cash	6,282	999
Deposit and other long-term assets	128	29
Total assets	$ 526,147	$ 482,567
Liabilities and stockholders' equity		
Current liabilities:		
Accounts payable	2,259	2,810
Lease liability, current portion	4,185	4,473
Accrued expenses and other current liabilities	14,086	13,588
Total current liabilities	20,530	20,871
Lease liability, net of current portion	125,361	26,235
Other noncurrent liabilities	1,114	1,114
Total liabilities	147,005	48,220
Stockholders' equity:		
Common stock	10	10
Additional paid-in capital	954,854	937,134
Accumulated other comprehensive loss	(417)	(261)
Accumulated deficit	(575,305)	(502,536)
Total stockholders' equity	379,142	434,347
Total liabilities and stockholders' equity	$ 526,147	$ 482,567

(1) Derived from Adverum’s annual audited consolidated financial statements.

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